Exhibit 10.1

Ramco-Gershenson Properties Trust
2013 Executive Incentive Plan

For 2013, the CEO and CFO positions will participate in a formal short-term incentive program, based on funds from operations (FFO) per share, subject to a maximum ratio of Debt to EBITDA.  The CEO will have a target short-term incentive opportunity equal to 100% of base salary while the CFO will have a target opportunity equal to 60% of base salary.

Specific metrics and requirements are as follows:

Funds From Operations Per Share:

Threshold payout (50% of target incentive), target payout (100% of target incentive) and maximum payout (200% of target incentive) shall occur at achievement of FFO per share for 2013 (adjusted for any equity issued during the year) equal to or greater than targets established by the Compensation Committee of the Trust (the “Compensation Committee”).

Maximum Debt to EBITDA:

Payment of any amounts under the short-term incentive program is subject to achievement of a ratio of Debt to EBITDA at December 31, 2013 equal to or less than the maximum ratio established by the Compensation Committee.

Additional Goals:

Payment shall also be subject to achievement, in the Compensation Committee’s judgment, of any other corporate goals established by the Compensation Committee.

Administration Guidelines

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This Plan shall be administered by the Trust’s Compensation Committee, which shall be authorized to interpret this Plan, to make, amend and rescind rules and regulations relating to this Plan, to make awards under this Plan, and to make all other determinations under this Plan necessary or advisable for its administration.

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The performance targets shall be established by the Compensation Committee based on the Trust’s approved 2013 budget.  Under the Compensation Committee’s Charter, it has the discretion to exclude from the calculation of annual incentive goals, any non-recurring special charges and amounts.  Such special charges could generally include items such as significant litigation and settlement costs; restructuring charges; changes in accounting policies; acquisition and divestiture impacts; and material unbudgeted expenses incurred by or at the direction of the Board.  To that end, the Committee may consider any strategic decision or change in the budget made throughout the course of 2013 that can have a material impact on FFO per share, either positive or negative, that was not accounted for in the budget setting process at the beginning of the year.  In particular, the maximum ratio of Debt to EBITDA shall be subject to adjustment by the Compensation Committee in the event of material, unbudgeted capital expenditures (such as acquisitions or development projects) that are approved by the Board of Trustees during 2013.

●	All determinations, interpretations and constructions made by the Compensation Committee shall be final and conclusive.

●	Rights under this Plan may not be transferred, assigned or pledged.

●	Nothing in this Plan confers on any participant any right to continued employment and this Plan does not interfere with the Trust’s right to terminate an employee’s employment.

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A participant must be a full-time employee in good standing at the date of payment of the award in or around March 2014 in order to receive any payment under the Plan.  No payment will be made to any person who leaves the full-time employ of the Trust before such date.

Adopted:  January 3, 2013

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